Exhibit 10.3

Stockholders Letter Agreement

This Stockholders Letter Agreement (this “Agreement”) is dated as of June [        ], 2022 and is delivered by Amin J. Khoury, Lewis Pell, David Helfet, M.D. and Dateline TV Holdings, Inc. (collectively, the “Stockholders”).

BACKGROUND:

WHEREAS, concurrently herewith, Armistice Capital, LLC (the “Investor”) and AeroClean Technologies, Inc., a Delaware corporation (the “Company”), are entering into a stock purchase agreement pursuant to which the Company desires to sell, and the Investor desires to purchase from the Company, certain shares of the Company’s Common Stock (the “Common Stock”) and certain warrants to purchase the Company’s Common Stock (such sale and purchase, the “Transaction”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (a) resolved that entry into this Agreement and the consummation of the Transaction are expedient and for the best interests of Company, (b) approved this Agreement and the consummation by the Company of the Transaction, subject to the vote of stockholders of the company holding at least a majority of the outstanding shares of Common Stock, (c) recommended that the Transaction be authorized and approved by the Company’s stockholders, and (d) directed that the Transaction be submitted to the Company’s stockholders for authorization and approval;

WHEREAS, as of the date hereof, the Stockholders are the record and “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of shares of Common Stock set forth on Exhibit A hereto ((the “Owned Shares”); the Owned Shares and any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, the Owned Shares represent a majority of the outstanding shares of Common Stock.

NOW, THEREFORE, the parties agree as follows:

AGREEMENTS:

1.                  Agreement to Vote. Subject to the last paragraph of this Section 1, each Stockholder, in its, his or her capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(a)         when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)         vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transaction and any other matters necessary or reasonably requested by the Company for consummation of the Transaction; and

(c)         vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Stockholder’s Covered Shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transaction .

The obligations of any Stockholder specified in this Section 1 shall apply whether or not the Transaction or any action described above is recommended by the Board.

2.                  No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, such Stockholder’s obligations pursuant to this Agreement.

3.                  Termination. This Agreement shall terminate upon the earlier of (i) the termination of the stock purchase agreement executed in connection with the Transaction (the “Stock Purchase Agreement”) and (ii) such time as the issuance of the securities pursuant to the Stock Purchase Agreement has been approved by the Company’s stockholders in accordance with Nasdaq Rule 5635(d) (the earlier such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 6 to 10 shall survive the termination of this Agreement.

4.                  Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants as to itself as follows:

(a)         Such Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of liens other than as created by this Agreement.

(b)         Such Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying, its, his or her obligations pursuant to this Agreement.

(c)         This Agreement has been duly authorized (with respect to any Stockholder that is not an individual), executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)         No filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any governmental authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, other than any filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)         The execution, delivery and performance of this Agreement by such Stockholder do not, and the consummation of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such Stockholder (if such Stockholder is not an individual), (ii) a breach or violation of any applicable law, or (iii) a breach or violation of, or a default under, any contract binding upon such Stockholder except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its, his or her obligations hereunder or the consummation of the Transaction.

5.                  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. The Stockholders are not and shall not be deemed to be a “group” (within the meaning of the Exchange Act) or to be “acting in concert” (within the meaning of Rule 144 under the Securities Act) by virtue of the execution and delivery of this Agreement.

6.                  Assignment. No party hereto may, except as set forth herein, assign either this Agreement or any of its, his or her rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the parties and their respective successors, heirs, personal representatives and assigns and permitted transferees.

7.                  Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.                  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.                  Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.              Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the applicable Stockholder at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) or delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

Each Stockholders’ address is:

c/o AeroClean Technologies, Inc.
10455 Riverside Drive
Palm Beach Gardens, FL 33410
Attn: Jason DiBona

with a copy (not constituting notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022
Attn: Valerie Ford Jacob

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Amin J. Khoury

By:
Amin J. Khoury

Lewis Pell

By:
Lewis Pell

David Helfet, M.D.

By:
David Helfet, M.D.

Dateline TV Holdings, Inc.

By:
Name: Timothy Helfet
Title: Chief Executive Officer

[Signature Page to Stockholders Letter Agreement]

EXHIBIT A

Stockholder	Owned Shares
Amin J. Khoury	5,619,793
Lewis Pell	1,569,060
David Helfet, M.D.	759,590
Dateline TV Holdings, Inc.	1,198,062